For the fiscal period ended (a) 12/31/01
File number (c) 811-2927



SUB-ITEM 77M
Mergers


	On June 27, 2001 and July 19, 2001, Prudential
Tax-Free Money Fund, Inc., The Registrant), acquired all the net assets of Prudential Municipal Series
Fund-Connecticut Money Market Series and Prudential
Municipal Series Fund- Massachusetts Money Market
Series, respectively, pursuant to a plan of reorganization approved by Prudential Municipal
Series Fund (Connecticut and Massachusetts Series) shareholders.